Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

January 15, 2016

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of five cents ($0.05) per Unit of Beneficial Interest payable on February 20, 2016 to Mesabi Trust Unitholders of record at the close of business on January 30, 2016. This compares to a distribution of sixty-four cents ($0.64) per Unit of Beneficial Interest for the same period last year.

The fifty-nine cents ($0.59) per Unit decrease in the current distribution, as compared to the same quarter last year, is primarily attributable to the idling of iron ore pellet production at Northshore Mining Company (“Northshore”) in Silver Bay, Minnesota, as announced on November 17, 2015, a lower volume of shipments of iron ore pellets during the last calendar quarter and the Trustees’ determination that it is prudent, at this time, to maintain an appropriate level of unallocated reserve for the Trust in order to make adequate provision for current and future expenses and the impact of potential negative price adjustments which might be applied to future royalties.

The Trustees’ determination to continue to maintain adequate reserves reflects their belief that Mesabi Trust should be appropriately positioned to address the numerous challenges that may arise during the current idling of plant operations at Northshore and the prolonged slowdown in the iron ore and steel industry generally. In addition, because Mesabi Trust has not yet received the quarterly royalty report for shipments of iron ore products from Silver Bay, Minnesota during Northshore’s quarter ended December 31, 2015 (which report historically had been provided to the Trust shortly after the end of each calendar quarter), the Trustees could not use anticipated royalty revenue that may be received by month end in their distribution determination. Quarterly royalty payments, if any, payable to Mesabi Trust under the royalty agreement are due on January 30, 2016 together with the quarterly royalty report.

Mesabi Trust has no additional information on whether, or exactly when, Northshore will restart its iron ore pellet production.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520